UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D. C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15 (d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 14, 2020

Immune Therapeutics, Inc.

(Exact Name of Registrant as Specified in its Charter)

Florida	000-54933	59-3226705
(State or other jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

2431 Aloma Ave #124 Winter Park, FL 32792
(Address of principal executive offices)

888-613-8802

(Issuer’s telephone number)

(Former name, former address and former fiscal year, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provision (see General Instruction A.2 below):

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock	OTCMKTS	IMUN

Item 5.02.	Departure of Directors or Principal Officers; Election of Directors; Appointment of Certain Officers;

(d) On February 14, 2020 the Board of Directors of Immune Therapeutics Inc accepted the resignation of Edward Teraskiewicz. Mr. Teraskiewicz’ s resignation is not the result of any dispute or disagreement with the Company on any matter relating to the Company’s operations, policies or practices.

On February 14, 2020 the Board of Directors of Immune Therapeutics Inc accepted the resignation of Jack Brewer. Mr. Brewer’s resignation is not the result of any dispute or disagreement with the Company on any matter relating to the Company’s operations, policies or practices.

February 14, 2020 the Board reconfirmed the appointment of Michael L. Sander as a director to fill a vacancy on the Company’s Board. Mr. Sander is not appointed to a specific committee. There is no family relationship between Mr. Sander and any of the Company’s other directors or officers. Mr. Sander accepted such appointments on October 18, 2019.

Michael Sander BIO

Michael drives strategy and investment for Sortis Holdings (SOHI), steering the firm’s strategic investment divisions. He sources compelling opportunities and directs potential moves through a unique lens formed by more than 30 years of technology, finance and real estate experience. His ability to identify, deconstruct and reconstruct situations into viable concerns has resulted in added value for developed innovative financial & business operations routines. His career is marked by deep immersion in the technology industry with investment, M&A activity, capital markets deal structuring which include multiple investment and ownership positions. He maintains strong working relationships with state and federal agencies keeping abreast of regulatory developments which enhances the position of his organizations in changing environments. The contribution with acute insight, creativity and determination in steering a firm’s debt and equity placement, overarching vision, he guides lean teams to successful execution, with an entrepreneurial bent and broad expertise offering more than 30 years in technology, finance, real estate and government relations – combine to help create an organizational force that can execute the most complex and challenging transactions. Has worked in the Sortis Portland, OR headquarters for the past 8 years, managing operations across the United States as the firm expands abroad. He contributes to Sortis’ deep experience and tireless work ethic, helping the firm close transactions that total over $10bn and spearheaded the restructuring and subsequent 2013 recapitalization of Oregon-based MBank, delivering a national turnaround success story at the height of the financial crisis. The bank would eventually reach profitability and be sold for a 3X return to shareholders. Sortis secures financing, dispositions, and manages assets and portfolios ranging from $1mm to $1bn . Mr. Sander’s approach to customized solutions that build on a firm’s expertise in a complex capital markets environment with added exposure on both the national & international stage, coverage experience across primary and secondary markets, on-the-ground market knowledge, and state-of-the-art technology platforms with a solutions-minded support to management provide the unique blend relevant to organizations today.Michael drives strategy and investment for Sortis Holdings (SOHI), steering the firm’s strategic investment divisions. His career is marked by deep immersion in the technology industry with investment, M&A activity, capital markets deal structuring which include multiple investment and ownership positions.

A copy of the press release announcing this is being filed with this Form 8-K as Exhibit 99.1.

Item 9.01.	Financial Statements and Exhibits.

(d)	Exhibits	Item
	10.1	Board Resolution
	99.1	Press release dated February 18, 2020

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934 the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Immune Therapeutics, Inc.
Date: February 19, 2020
/s/ Michael Handley
Michael Handley
Chief Executive Officer and Director, Immune Therapeutics, Inc.